EXHIBIT 99.1

SENOMYX ANNOUNCES FIRST QUARTER 2007 FINANCIAL RESULTS

Recent Accomplishments Include the Addition of a Seventh Market Leading Partner and
an Expanded Collaborative Agreement

SAN DIEGO, CA – May 3, 2007 – Senomyx, Inc. (NASDAQ: SNMX), a company focused on using proprietary taste receptor-based assays to discover novel flavor ingredients for the packaged food and beverage industry, today reported financial results for the first quarter ended March 31, 2007.  Revenues were $3.1 million for the first quarter of 2007, compared to $2.4 million for the first quarter of 2006, an increase of 27%.  The increase is primarily due to revenue recognition that commenced in the second quarter of 2006 in conjunction with a collaborative agreement.  As of March 31, 2007 the Company had cash, cash equivalents and short term investments of approximately $67.6 million.

“We were pleased to announce two important business development accomplishments during the past week,” said Kent Snyder, President and Chief Executive Officer of Senomyx.  “We added a seventh market leading partner when we entered into a new collaboration with Solae, the leading supplier of soy protein for food-based products.  Like Senomyx, Solae is dedicated to providing more healthy choices to consumers through food ingredient innovation.  This new collaboration provides Senomyx the opportunity to participate in the rapidly growing soy market, which includes energy bars, breakfast cereals, beverages, and processed meats.  Solae is an important addition to our other world-class partners: Ajinomoto, Cadbury Schweppes, Campbell Soup, Coca-Cola, Kraft Foods, and Nestlé.

“It was also rewarding to expand our existing collaborative agreement with Ajinomoto, a valued Senomyx partner and a leading manufacturer of food and culinary products,” Snyder continued.  “The expanded agreement broadens our March 2006 collaboration with Ajinomoto to include the U.S. and Canada in addition to the previously licensed Asian markets.  This is a noteworthy development for Senomyx because North America is a significant strategic market for our flavor ingredients.”

In addition to the recent business achievements, each of Senomyx’s five Discovery & Development programs made notable progress during the first quarter of 2007.  This included detailed preparations for the expected first commercial launch of a collaborator’s products containing Senomyx’s savory flavor ingredients, discovery of a new class of sweet enhancers that may function in a variety of product applications, further identification and evaluation of ion channels and receptors present in taste buds that may be involved in salty taste, and moving the Company’s bitter program forward into the high-throughput screening stage with a collaborator’s products.

During the quarter, Senomyx strengthened its position as a leader in the science of human taste by entering into an exclusive license agreement with The Queens Medical Center, Honolulu, Hawaii, regarding patent rights relating to the use of the TRPM5 ion channel to modulate sweet, bitter, and savory tastes.  The TRPM5 agreement complements Senomyx’s intellectual property regarding the G protein-coupled receptors and ion channels that have been demonstrated to be the primary receptors associated with the perception of certain tastes.  As of the end of the first quarter, Senomyx was the owner or exclusive licensee of 83 issued patents and 313 pending patent applications in the U.S. and elsewhere.

“We are active in both pursuing patent protection for the technologies, inventions, and flavor ingredients created in-house by Senomyx scientists, and in securing other intellectual property that may be commercially important to the development of our business,” Snyder noted.

Financial Review:

Revenues were $3.1 million for the first quarter of 2007, compared to $2.4 million for the first quarter of 2006, an increase of 27%.  The increase is primarily due to revenue recognition that commenced in the second quarter of 2006 in conjunction with a collaborative agreement.

Research and development expenses, including non-cash stock-based compensation expense, were $6.9 million for the quarter, compared to $6.5 million for the first quarter of 2006, an increase of 5%.  This increase is primarily due to increased personnel-related expenses and to certain non-recurring facilities expenses, partially offset by decreased patent and licensing-related expenses and decreased non-cash stock-based compensation expenses.

General and administrative expenses, including non-cash stock-based compensation expense, were $3.7 million for the first quarter of 2007, compared to $3.4 million for the same quarter in 2006, an increase of 9%.  This increase was due to increased facilities and depreciation-related expenses, and to increased non-cash, stock-based compensation expense.

The net loss for the first quarters of both 2007 and 2006 were $6.6 million, or $0.22 per share.

“The first quarter financial results met the Company’s expectations,” said John Poyhonen, Senior Vice President, Chief Financial and Business Officer.  “We will continue to manage our operations closely as we advance our discovery and development programs towards commercialization.  In conjunction with our first quarter results and recent business development accomplishments, we reiterate the financial guidance provided at the beginning of the year.”

For the full year 2007, Senomyx expects:

•                  Total revenues of $15 million to $18 million

•                  Total expenses of $46 million to $48 million, of which $7 million to $8 million is non-cash, stock-based compensation expense

•                  Net loss of $27 million to $29 million

•                  Basic and diluted net loss of $0.89 to $0.96 per share

•                  Net cash used in operating activities to average between $1.0 million and $1.5 million per month

Program Updates:

•              Savory Enhancer Program:  The primary applications of the Company’s savory flavor ingredients are to reduce or replace monosodium glutamate (MSG) and other additives such as sodium inosinate (IMP), and to enhance the savory taste of foods by combining our savory flavors with other ingredients to create unique new flavors.  One of the Company’s collaborators is planning to launch products containing a Senomyx savory flavor enhancer in selected countries in the Pacific Rim and Latin America by the end of the second quarter of 2007.  It is anticipated that up to eight different products in the dehydrated and culinary food categories will be launched on a rolling basis in countries in the Pacific Rim, Central West Africa and Latin America, including Brazil, over the course of 2007.

A second collaborator for the Savory Enhancer Program has completed initial taste tests and has selected lead products for further development work related to inclusion of Senomyx’s savory ingredients in these products.

Senomyx is continuing to work to obtain global regulatory approvals in support of new business development activities and commercialization strategies for subsequent product launches of the savory flavor enhancers in additional countries.  In March 2007 the Company announced that the Chinese Ministry of Health had granted official regulatory approval in China, the world’s largest MSG market, for Senomyx’s savory flavor ingredients via the publication of the 2007 List of Flavors Intended for Use in Food.

•              Sweet Enhancer Program:  The primary goal for this program is to identify flavor ingredients that allow a significant reduction of sweeteners in food and beverage products while maintaining the desired sweet taste.  During the past quarter, Senomyx identified a new class of sweet enhancers that allowed an approximately 50% reduction of a sweetener in a simple prototype, yet maintained the same sweet taste intensity.  Current activity is centered on improving the properties of these new sweet enhancers and evaluating them in taste tests with key product prototypes.

In addition, one of Senomyx’s collaborators is evaluating a previously identified compound, S1313, in   product development work and taste testing, and has scheduled consumer guidance tests of product prototypes containing S1313. The results of these tests will be used by the collaborator as the basis for the potential selection of S1313 for further development.

•              Salt Enhancer Program:  The goal of the salt enhancer program is to identify flavor ingredients that provide for a significant reduction of sodium in foods and beverages yet maintain the salty taste desirable to consumers.  Work continues on the evaluation of the Delta ENaC sodium ion channel for the identification of salt taste enhancers.  Additionally, significant progress has been made in a complementary effort to identify and evaluate ion channels and receptors present in taste buds that may be involved in salty taste. Using state-of-the-art technology, Senomyx evaluated approximately 15,000 proteins isolated from taste buds and generated a short list of candidate proteins that may function as receptors or ion channels involved in salty taste.  These candidate proteins are being further examined for their distribution in taste buds and their ability to respond to sodium chloride (salt).This analysis is expected to lead to target receptors that could play a role in salty taste preception.

•              Bitter Taste Modulation Program: The primary goals of this program are to reduce or block bitter taste and to improve the overall taste characteristics of packaged foods and beverages.  During the past quarter, Senomyx completed an analysis of bitter ingredients in a collaborator’s product and obtained data showing the two bitter taste receptors most likely responsible for transmitting bitter taste.  Based on these findings, Senomyx has initiated a large-scale high-throughput screening campaign aimed at the identification of bitter taste blockers for these two receptors.

The recently announced collaborative agreement with Solae will use a similar approach of analyzing the components in soy proteins that cause bitterness in some foods, determining the receptors responsible for transmission of the bitter taste, and then using these receptors to identify appropriate bitter taste blockers.

•              High Potency Sweetener Program: The goals of this program are to identify novel low- or non-caloric natural high potency sweeteners and to improve upon the taste and physical properties of currently marketed sweeteners.  Recent progress on this program includes the acquisition of 150,000 natural product extracts, which potentially contain more than one million individual natural compounds.  Screening has been initiated and a set of promising natural extracts is being characterized.  Senomyx intends to acquire at least another 150,000 natural product extracts from a variety of sources to further expand our collection and increase our ability to identify a novel natural high-potency sweetener.

Conference Call:

Senomyx will host a conference call at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today to discuss these financial results and provide an update on the Company.  To access the call in the U.S. dial (866) 700-7173 or from outside the U.S. dial (617) 213-8838.  The participant passcode for this conference call is 48747050.  Additionally, the call will be webcast under the Investor Relations section of Senomyx’s website at www.Senomyx.com and will be archived there for 30 days following the conclusion of the conference call.

About Senomyx, Inc. (www.senomyx.com)

Senomyx is a leading company using proprietary taste receptor-based assays, screening technologies and optimization chemistry to discover and develop novel flavors, flavor enhancers and taste modulators for the packaged food and beverage industry.  Senomyx’s current programs focus on the development of flavor ingredients in the savory, sweet, salt and bitter areas.  Senomyx has entered into product discovery and development collaborations with seven of the world’s leading packaged food, beverage, and ingredient supply companies: Ajinomoto Co., Inc., Cadbury Schweppes, Campbell Soup Company, The Coca-Cola Company, Kraft Foods Global, Inc., Nestlé SA, and Solae. LLC.  For more information, visit www.senomyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: The anticipated timing and scope of commercial launch of products containing Senomyx’s flavor ingredients by our collaborators; Senomyx’s projected financial results for 2007; the size and growth rate of any market for Senomyx’s products; the progress and capabilities of Senomyx’s discovery and development programs; the benefits to be derived from relationships with Senomyx’s product discovery and development collaborators, technology collaborators and licensors and Senomyx’s ability to enter into and maintain these relationships; Senomyx’s ability, or Senomyx’s collaborators’ ability, to successfully satisfy all pertinent regulatory requirements and commercialize products incorporating Senomyx’s flavor ingredients in packaged foods and beverages; the continued funding of Senomyx discovery and development programs by its collaborators; Senomyx’s ability to strengthen discovery and development capabilities; our ability to secure necessary or desirable intellectual property rights; and whether any published scientific discoveries of Senomyx contribute to commercial products or Senomyx’s ability to generate revenues. Risks that contribute to the uncertain nature of the forward-looking statements include: Senomyx is dependent on its product discovery and development collaborators for all of Senomyx’s revenue; Senomyx is dependent on its current and any future product discovery and development collaborators to develop and commercialize any flavor ingredients Senomyx may discover; Senomyx may be unable to develop flavor ingredients useful for formulation into products; Senomyx or its collaborators may be unable to obtain and maintain the regulatory approval required for flavor ingredients to be incorporated into products that are sold; even if Senomyx or its collaborators receive a regulatory approval and incorporate Senomyx flavor ingredients into products, those products may never be commercially successful; and Senomyx’s ability to compete in the flavor ingredients market may decline if Senomyx does not adequately protect its proprietary technologies. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its Annual Report on Form 10-K, under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow)

Contacts:

Financial	Investor Relations
John Poyhonen	Gwen Rosenberg
Senomyx, Inc.	Senomyx, Inc.
858-646-8302	858-646-8369
john.poyhonen@senomyx.com	gwen.rosenberg@senomyx.com

###

Selected Financial Information
Condensed Statements of Operations
(in thousands, except for per share amounts)

	Three Months Ended March 31,
	2007	2006
	(unaudited)	(unaudited)
Revenues	$3,067	$2,411

Operating expenses:
Research and development (including $548 and $736 of non-cash stock-based compensation)	6,852	6,496
General and administrative (including $1,154 and $1,039 of non-cash stock-based compensation)	3,711	3,417
Total operating expenses	10,563	9,913

Loss from operations	(7,496)	(7,502)

Interest income	900	874

Net loss	$(6,596)	$(6,628)

Basic and diluted net loss per share	$(0.22)	$(0.22)

Weighted average shares used in computing basic and diluted net loss per share	30,138	29,605

Condensed Balance Sheets
(in thousands)

	March 31, 2007	December 31, 2006
	(unaudited)

Cash, cash equivalents and investments available-for-sale	$67,594	$74,104
Other current assets	2,550	1,239
Property and equipment, net	14,715	14,839
Total assets	$84,859	$90,182

Accounts payable, accrued expenses and other current liabilities	$3,933	$5,449
Deferred revenue	4,526	5,223
Leasehold incentive obligation	9,598	9,820
Deferred rent	867	213
Stockholders’ equity	65,935	69,477
Total liabilities and stockholders’ equity	$84,859	$90,182